As filed with the Securities and Exchange Commission on June 25, 2015
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM S- 8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933
W. R. BERKLEY CORPORATION
 (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction or incorporation or organization)	22-1867895 (I.R.S. Employer Identification Number)

475 Steamboat Road
Greenwich, Connecticut 06830
 (Address of Principal Executive Offices)

W. R. Berkley Corporation
2012 Stock Incentive Plan
 (Full title of the plan)

Matthew M. Ricciardi, Esq.
Senior Vice President and General Counsel
W. R. Berkley Corporation
475 Steamboat Road
Greenwich, Connecticut 06830
(203) 629-3000
 (Name, address and telephone number, including area code, of agent for service)

Copy to:
Jeffrey S. Hochman, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒                                                      Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)   Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.20 par value per share:	4,600,000	$52.55	$241,730,000.00	$28,089.03
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 4,600,000 additional shares of common stock of W. R. Berkley Corporation (the “Company”), $0.20 par value per share (“Common Stock”) which may be issued under the W. R. Berkley Corporation 2012 Stock Incentive Plan, which was amended and restated effective June 2, 2015 (the “Plan”). This amount includes 4,300,000 additional shares of Common Stock which were approved by the Company’s stockholders and 300,000 shares of Common Stock that may be issued under the Plan as a result of awards outstanding under the W. R. Berkley Corporation 2003 Stock Incentive Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated. In addition, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock on June 19, 2015, as reported by The New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by W. R. Berkley Corporation (the “Company” or the “Registrant”), to register an additional 4,600,000 shares of the Registrant’s common stock, par value $0.20 per share (the “Common Stock”), which may be issued under the W. R. Berkley Corporation 2012 Stock Incentive Plan, which was amended and restated effective June 2, 2015 (the “Plan”), to, among other things, increase the number of shares of Common Stock reserved for issuance thereunder, which amendment and restatement has been approved by the Registrant’s stockholders.
Pursuant to the Registration Statement on Form S-8 (Registration No. 333-183191) filed by the Registrant on August 9, 2012, (the “Prior Registration Statement”), the Registrant previously registered 12,000,000 shares of Common Stock (as adjusted to reflect all stock splits and stock dividends to date).  The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement and represent an increase in the total shares available for issuance under the Plan from 12,000,000 to 16,600,000. The contents of the Prior Registration Statement, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.
PART I
The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission’).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
 REGISTRATION STATEMENT
Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:
(a)            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 27, 2015;
(b)            The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (filed with the Commission on May 4, 2015); and

(c)            The descriptions of the Common Stock, set forth in the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 1, 2001, including any further amendments or reports for the purposes of updating such descriptions.
In addition, all documents, reports and definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Willkie Farr & Gallagher LLP.  As of the date of this Registration Statement, Mr. Jack H. Nusbaum, Senior Partner of Willkie Farr & Gallagher LLP, beneficially owned an aggregate of 86,825 shares of Common Stock.  Mr. Nusbaum is also a director of the Company.

Item 8.	EXHIBITS
Exhibit No.              Description of Exhibit
5.1	Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (reference is made to the signature pages).
99.1	W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended and restated (incorporated by reference from the Company’s Proxy Statement dated April 20, 2015 relating to its 2015 annual meeting of stockholders).

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 25th day of June, 2015.
W. R. BERKLEY CORPORATION
By:	/s/ William R. Berkley
William R. Berkley
Chairman of the Board
and Chief Executive Officer
POWER OF ATTORNEY
Each of the undersigned officers and directors of W. R. Berkley Corporation hereby severally constitutes and appoints William R. Berkley, W. Robert Berkley, Jr., Eugene G. Ballard, Ira S. Lederman and Matthew M. Ricciardi, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Name		Title	Date

By:	/s/ William R. Berkley William R. Berkley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 25, 2015

By:	/s/ Eugene G. Ballard Eugene G. Ballard	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2015

By:	/s/ W. Robert Berkley, Jr. W. Robert Berkley, Jr.	Director and President, Chief Operating Officer	June 25, 2015

By:	/s/ Christopher L. Augostini Christopher L. Augostini	Director	June 25, 2015

By:	/s/ Ronald E. Blaylock Ronald E. Blaylock	Director	June 25, 2015

By:	/s/ Mark E. Brockbank Mark E. Brockbank	Director	June 25, 2015

By:	/s/ George G. Daly George G. Daly	Director	June 25, 2015

By:	/s/ Mary C. Farrell Mary C. Farrell	Director	June 25, 2015

By:	/s/ Jack H. Nusbaum Jack H. Nusbaum	Director	June 25, 2015

By:	/s/ Mark L. Shapiro Mark L. Shapiro	Director	June 25, 2015

INDEX TO EXHIBITS
Exhibit No.              Description of Exhibit
5.1	Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (reference is made to the signature pages).
99.1	W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended and restated (incorporated by reference from the Company’s Proxy Statement dated April 20, 2015 relating to its 2015 annual meeting of stockholders).